Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into each Prospectus and Statement of Additional Information in the Post-Effective Amendment to the Registration Statement on Form N-1A of The Torray Fund and The Torray Institutional Fund, each a separate series of The Torray Fund (the “Trust”), of our reports dated February 18, 2009 on the financial statements and financial highlights included in the December 31, 2008 Annual Reports to the Shareholders of the above referenced funds.

We further consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Briggs, Bunting & Dougherty, LLP

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

April 27, 2009